Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BK Technologies Corporation for the registration of common stock, of our report dated March 27, 2025, with respect to the consolidated financial statements of BK Technologies Corporation as of and for the year ended December 31, 2024, included in its annual report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Orlando, Florida

July 25, 2025